EXHIBIT 10.28

LICENSE/ COMMERCIAL AGREEMENT

THIS LICENSE/ COMMERCIAL AGREEMENT (this “Agreement”), dated as of the 4th day of November, 2005 (the “Effective Date”), is made and entered into by and between OLYMPUS-CYTORI, INC., a Delaware corporation, located at 3020 Callan Road, San Diego, CA 92121 (“NewCo”) and CYTORI THERAPEUTICS, INC., a Delaware corporation, located at 3020 Callan Road, San Diego, CA 92121 (“Cytori”).

(NewCo and Cytori may each be individually referred to herein as a “Party” and collectively as the “Parties”).

RECITALS

A. Cytori has acquired and possesses, through the expenditure of considerable time, effort and money, certain intellectual property rights (including patents, patent applications and technical information) to regenerative cell technology, including scientific equipment used to carry out regenerative cell therapies and treatments.

B. On and subject to the terms and conditions set forth herein and pursuant to Section 2.3 of a Joint Venture Agreement by and between Cytori and Olympus, dated as of November 4, 2005 (the “JVA”), Cytori is prepared to grant to NewCo, and NewCo desires to obtain from Cytori, an exclusive license to use such intellectual property rights of Cytori for purposes of developing, manufacturing and selling Licensed Product(s) in the Licensed Field (as defined below).

C. Cytori shall purchase from NewCo, and NewCo shall sell exclusively to Cytori, the Licensed Product(s) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

1.                                      DEFINITIONS

1.1                                 Defined Terms. As used in this Agreement, the capitalized terms set forth in this Section 1 shall have the following meanings:

“Affiliate” means, as to any Party, any Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Party, where “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means (a) the beneficial ownership of fifty percent (50%) or more of the outstanding voting securities of a Party, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Party, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Business Day” shall mean any day on which banking institutions are open in the United States, and excluding national holidays in Japan.

“Commercial Term” shall have the meaning set forth in Section 3.1.

“Cytori” shall have the meaning set forth in the Preamble.

“Cytori IP” shall mean all Intellectual Property Rights owned by or licensed to Cytori as of the Closing and any improvements thereto (specifically including, without limitation, the Intellectual Property Rights listed in Schedule 1A and any improvements thereto), to the extent that such Intellectual Property Rights are necessary to design, develop, manufacture, test, analyze, offer to sell to Cytori, sell to Cytori and service Licensed Product(s).

“Delivery Date” shall mean the date of delivery of Licensed Product(s) by NewCo to Cytori.

“Documentation” shall mean the user and technical manuals and other documentation necessary in connection with commercialization of the Licensed Products.

“Effective Date” shall have the meaning set forth in the Preamble.

“Force Majeure Event” shall have the meaning set forth in Section 3.10.1

“Forecast” shall have the meaning set forth in Section 3.4.5

“Forecast Period” shall have the meaning set forth in Section 3.4.5

“Intellectual Property Rights” shall mean (a) all inventions (whether patentable or unpatentable and whether or not actually reduced to practice), all improvements thereto (but only if such improvements relate to inventions in existence as of the Closing), and all patents, provisional and non-provisional patent applications and patent disclosures, together with all reissuances, divisions, continuations, continuations-in-part, renewals, extensions and reexaminations thereof, (b) all copyrightable works, all works of authorship, all copyrights, and all applications, registrations and renewals in connection therewith, (c) all mask works and all applications, registrations and renewals in connection therewith, (d) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, (e) all trade secrets and confidential business information (including, but not limited to, ideas, research and development information, know-how, formulas, compositions, biochemical and biological materials, reagents, assays, manufacturing and production processes and techniques, technical data, data base rights, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, and (f) any and all applications and registrations of the foregoing (in any jurisdiction).

“Initial Training” shall have the meaning set forth in Section 2.2.2

“JVA” shall have the meaning set forth in Recital B.

“License/ Joint Development Agreement” shall mean the License/ Joint Development Agreement of even date herewith and entered into by and among Cytori, Olympus (and NewCo Prior to Closing).

“Licensed Field” shall mean the use of the Licensed IP for the purpose of designing, developing, manufacturing, testing and servicing Licensed Products for sale exclusively from NewCo to Cytori.

“Licensed IP” shall mean all Intellectual Property Rights owned or controlled by either Party which are necessary or useful to design, develop, manufacture, test, analyze, market, offer to sell to Cytori, sell to Cytori and service all current and future generations of the Licensed Product(s). The term “Licensed IP” shall include Cytori IP and NewCo IP.

“Licensed Product(s)” shall mean any automated devices (and related component parts) that ***
                                                ***  separate and concentrate *** cells (including stem cells and other regenerative cells) from harvested adipose tissue (fat tissue). The device components include, but are not limited to,

***
***
***.

“Liens” shall mean all liens, pledges, charges, mortgages, deeds of trust, hypothecations, title defects, restrictions, conditions, easements, claims, options, leases, rights of possession or use, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer), whether voluntarily incurred or arising by operation of law or otherwise, including, without limitation, any written or oral agreement to give or grant any of the foregoing.

“NewCo” shall have the meaning set forth in the Preamble.

“NewCo IP” shall mean all Intellectual Property Rights owned by or acquired by NewCo in connection with and during the term of the JVA, including licenses granted to NewCo with respect to Cytori IP and Olympus IP.

“NewCo Share Subscription Agreement” shall mean the share subscription agreement of even date herewith and entered into by and between Cytori and NewCo.

“Order(s)” shall have the meaning set forth in Section 3.4.1.

“Party” and “Parties” shall have the meaning set forth in the Preamble.

“Person” shall mean an association, corporation, individual, partnership, trust or any other entity or organization, including a governmental entity, other than a Party.

“Rules” shall have the meaning set forth in Section 4.3.

“Term” shall have the meaning set forth in Section 2.4.

“Three-Way NDA” shall mean the Three-Way Non-Disclosure Agreement, dated November 4, 2005, entered into by and among Cytori, Olympus and NewCo.

“Trademark” shall mean all trademarks, service marks, trademark and service mark applications, trade dress, trade names, logos, insignia, symbols, designs or other marks identifying a party or its products.

“Warranty Period” shall have the meaning set forth in Section 3.6.1.

“Yearly Training” shall have the meaning set forth in Section 2.2.2

1.2                                 References. In this Agreement, a reference to:

(a)                                  A Section, Sub-section, Preamble, Recital, Attachment, Schedule or Exhibit is, unless the context otherwise requires, a reference to a section or sub-section of, or a preamble, recital, attachment, schedule or exhibit to, this Agreement;

*** Material has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

(b)                                 “This Agreement” (or any specific provision hereof) shall be construed as references to this Agreement or that provision as amended, varied or modified from time to time;

(c)                                  “¥” or “JPY” refers to Japanese Yen, the lawful currency for the time being of Japan. “$” or “USD” refers to United States Dollars, the lawful currency for the time being of the United States of America; and

(d)                                 All references in this Agreement to “days” will, unless otherwise specified herein, mean calendar days.

1.3                                 Headings. Headings in this Agreement are for ease of reference only and shall not affect the interpretation or construction of this Agreement.

1.4                                 Attachments, Schedules and Exhibits. The Attachments, Schedules and Exhibits attached hereto are incorporated herein and form a part of this Agreement.

2.                                      THE LICENSE GRANTED BY CYTORI

2.1                                 License Grant and Sublicenses.

2.1.1                        Cytori License Grant. Subject to the terms, conditions and limitations set forth in this Agreement (including Sections 2.1.4 and 2.1.5 below) and the JVA (with its Ancillary Agreements), and in consideration of the royalty payment to be made by NewCo to Cytori under Section 2.3, Cytori hereby grants to NewCo an exclusive, perpetual, sublicenseable, irrevocable, fully paid-up, worldwide license under the Cytori IP (including any improvements thereto) in the Licensed Field, to design, develop, make, have made, use, translate, perform, service, maintain, import, offer to sell and sell Licensed Product(s), each Deliverable and any part or component thereof, as contemplated by the JVA. The right of NewCo to grant sublicenses to any third party other than Olympus under such Cytori IP shall be subject to the consent of Cytori, which shall not be unreasonably withheld or delayed. The sublicense granted with respect to U.S. Patent #6,777,231 shall be subject to all of the terms and conditions disclosed to NewCo of the license granted by the University of California Regents, excepting only the obligation with respect to the payment of royalties.

2.1.2                        [reserved]

2.1.3                        Sublicenses. The license granted to NewCo pursuant to Section 2.1.1 shall be sublicensable by NewCo, without any additional compensation to Cytori.

2.1.4                        Sales and Distribution. NewCo acknowledges and agrees that its right of sale and distribution under its license from Cytori pursuant to this Section 2 is solely limited to NewCo’s right to sell and distribute exclusively to Cytori the Licensed Product(s) within the Licensed Field in accordance with Section 3 herein.

2.1.5                        Reservation of Rights for Cytori to Use the Cytori IP. Cytori has and shall retain an unrestricted right to use all Cytori IP for the development, manufacture and sale of a first generation of commercial Licensed Product(s); provided that such Licensed Product(s) may only be used for regulatory and clinical trial purposes, and may not otherwise be generally commercially released, unless NewCo has failed to produce a successful commercial Licensed Product line within   ***   from the Effective Date. NewCo shall not be liable in any way for the commercial use of the first generation Licensed Product

*** Material has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

unless it affirmatively elects to do so in writing. Cytori shall share all such first generation Licensed Product development information with NewCo, and NewCo shall be entitled to incorporate any such information and data into NewCo’s Licensed Product(s). At any time that NewCo has a successful commercial Licensed Product(s) available for any specific therapeutic application, Cytori shall not have the right to offer for sale the first generation Licensed Product (unless NewCo is unable to fulfill Cytori’s Orders for such Licensed Product(s) in accordance with Section 3 herein). For avoidance of doubt, Cytori shall not sell any competing product for the first *** from the effective date. Cytori reserves all rights to itself to use and exploit the Cytori IP for the further development of all therapeutic applications of the Cytori IP in all fields of use.

2.1.6                        Irrevocable License. For the avoidance of doubt, and subject to the termination rights of Cytori provided in Section 8.3(c) of the Shareholders Agreement, the license granted to NewCo under Section 2.1.1 shall not be subject to revocation by a Party or be otherwise affected by any matter whatsoever, including, without limitation, termination of this Agreement, breach of this Agreement by NewCo, impossibility, impracticality, frustration of purpose, force majeure, acts of governments or the insolvency of either Party. In view of the fact that such license granted to NewCo by Cytori is irrevocable, any breach by NewCo of any restriction or obligation connected with this license grant shall entitle Cytori to recovery of reasonable attorneys fees associated with enforcing this Agreement..

2.1.7                        Authority. Cytori hereby represents and warrants that it is the owner of or enjoys all the right, title and interest required to grant the license under Cytori IP to NewCo pursuant to this Section 2.1. In the event that, during the term of this Agreement, Cytori no longer has the authority to license NewCo under all or part of the Cytori IP, it shall coordinate and further execute an appropriate agreement and/or arrangement within sixty (60) days from the date when such lack of authority is found. In case Cytori fails to coordinate and further execute such appropriate agreement and/or arrangement during such 60-day period, Cytori shall be deemed to be in material breach of this Agreement.

2.1.8                        Cytori shall not grant any license of the Cytori IP to any third party for the purpose of designing, developing, manufacturing, testing and servicing of Licensed Products. In the Licensed Field Cytori shall not make use of the Cytori IP for the purpose of designing, developing, manufacturing, testing and servicing of Licensed Products, except in accordance with the rights reserved in Section 2.1.5 above.

2.2                                 Disclosure of Cytori IP.

2.2.1                        Subject to the terms, conditions and limitations set forth in this Agreement, Cytori has delivered and disclosed to NewCo or its designee, or shall, within thirty (30) days from the Effective Date, deliver and disclose to NewCo or its designee, and NewCo may disclose to Olympus in accordance with the License/ Joint Development Agreement, (a) any documentation, data, diagrams, and other information embodying the Cytori IP that is necessary or useful for NewCo to use and practice the Cytori IP under the license granted to NewCo under Section 2.1.1, including, without limitation, the documents listed and described in Schedule 2.2.1, and (b) any other information or documentation relevant to the Cytori IP or Licensed Product(s), and/or which is necessary or useful for NewCo’s performance of its obligations under this Agreement or the License/ Joint Development Agreement, and/or that NewCo may reasonably request and that Cytori is reasonably able to provide.

2.2.2                        Cytori shall provide employees of NewCo or employees of NewCo’s designee with training in relation to the Licensed Product(s). The initial training by Cytori shall be provided free of charge, and shall be conducted at the offices of Cytori (as set forth in the Preamble of this Agreement) (the “Initial Training”). Free training by Cytori shall also be provided to NewCo employees or employees of its designee once every calendar year in relation to any pertinent improvements or results of research and development conducted by Cytori pursuant to the License/ Joint Development Agreement (each, a “Yearly Training”). The scope, amount and timing of the Initial Training and each Yearly Training shall be mutually agreed by the Parties, but shall at least meet the parameters set forth in Schedule 2.2.2. All such training shall be in English. NewCo or its designee shall bear all travel and living expenses of its employees that are sent to Cytori for purposes of receiving the Initial Training and each Yearly Training. Any additional training beyond Initial Training and each Yearly Training shall be mutually agreed by the Parties.

2.3                                 License Consideration and Payments.

2.3.1                        In consideration of the license granted by Cytori to NewCo pursuant to Section 2, and Cytori’s other obligations set forth herein, NewCo shall:

(a)                                  Issue to Cytori one thousand (1,000) common shares of NewCo, as a payment in kind to Cytori that represents a one-time royalty payment of   ***  United States Dollars (USD ***) as fair market value, in accordance with the NewCo Share Subscription Agreement; and

(b)                                 Pay to Cytori in cash, by wire transfer of immediately available funds to a bank account designated by Cytori in writing, upon the following payment terms, the amount of *** United States Dollars (USD ***) as non-recurring royalty payments.

(c)                                  Only in the event of a dissolution of NewCo as provided for in Section 8.4(ii) of the Shareholders Agreement, Licensee (NewCo) shall pay Cytori a supplemental royalty equal to ***

***		(or a supplemental royalty that equals the	***
***
***.

(d) Only in the event of a dissolution of NewCo as provided for in Section 8.4(ii) of the Shareholders Agreement, Licensee shall at all times have an obligation to use commercially reasonable efforts to supply Licensed Products to Cytori. Notwithstanding the foregoing, in the event of a change in control of Olympus Corporation, Licensee, its successors and assigns shall be required at all times to use “best efforts” to supply Licensed Products to Cytori.

2.3.2                         The Parties agree and acknowledge that the license granted to NewCo under Section 2.1.1 shall be granted and fully paid-up (subject to Section 2.3.1(c) above) upon issuance by NewCo of common stock of NewCo to Cytori in accordance with the NewCo Share Subscription Agreement and the wire transfer specified in Section 2.3.1(b) above.

2.4                                 Term and Termination.

2.4.1                        Term of this Agreement. The term of this Agreement (“Term”) shall commence on the Effective Date and shall continue in full force and effect until expiration of all Intellectual Property Rights included within the license of Cytori IP granted to NewCo pursuant to Section 2.1.1.

2.5                                 Representations and Warranties.

2.5.1                        Representations and Warranties of Cytori. Cytori represents and warrants to NewCo that:

(a)                                  Cytori is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and that Cytori has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations under, and to consummate the

*** Material has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

transactions contemplated by, this Agreement.

(b)                                 The execution, delivery and performance of this Agreement by Cytori will not result in any breach or violation of, or conflict with, any contract, agreement, undertaking, judgment, decree, order, law, regulation or rule to which Cytori is a party or by which Cytori or any of its assets are bound.

(c)                                  This Agreement has been duly and validly executed and delivered by Cytori and is binding upon and enforceable against Cytori in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

(d)                                 The Cytori IP and Intellectual Property Rights listed and described in Schedule 1A (i) constitute, to Cytori’s best knowledge as of the Effective Date, all of the Intellectual Property Rights used by Cytori to develop, manufacture and sell the Licensed Product(s), (ii) have been duly registered (as applicable), properly maintained (as in relation to the confidential nature of or controlled use of certain Intellectual Property Rights, such as trade secrets and trademarks), and are subject to protection and are in full force and effect in the countries listed in Schedule 1A, and (iii) except to the extent expressly provided under this Agreement (including the Patent Dispute), are free and clear of all Liens. To the knowledge of Cytori, (I) there are no threatened or pending claims that Cytori’s development and manufacture of the Licensed Product(s) infringe the Intellectual Property Rights of any third party, or that any portion of the Cytori IP is invalid or unenforceable, and (II) to Cytori’s Best knowledge no third party is infringing any of the Cytori IP.

(e)                                  Cytori has the right and authority to grant the licenses provided under Section 2.1.1 herein.

2.5.2                        Representations and Warranties of NewCo. NewCo represents and warrants to Cytori that:

(a)                                  NewCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and that NewCo has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement.

(b)                                 The execution, delivery and performance of this Agreement by NewCo will not result in any breach or violation of, or conflict with, any contract, agreement, undertaking, judgment, decree, order, law, regulation or rule to which NewCo is a party or by which NewCo or any of its assets are bound.

(c)                                  This Agreement has been duly and validly executed and delivered by NewCo and is binding upon and enforceable against NewCo in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors, and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

2.6                                 Litigation.

2.6.1                        Notification of Infringement. Each Party shall promptly notify the other Party in writing of any suspected infringement(s) of any Cytori IP in any jurisdiction of which it becomes aware, and shall inform the other Party of any evidence of such infringement(s).

2.6.2                        NewCo’s Right to Bring Suit. NewCo shall have the first right to institute suit for any infringement(s) of the Cytori IP in all Fields of Use, including those outside of the Licensed Field. Cytori agrees to join as a plaintiff in any such lawsuit initiated by NewCo, if requested by NewCo, with all Cytori’s costs, attorneys’ fees and expenses in joining such lawsuit to be paid by NewCo. If NewCo fails to institute suit for such infringement(s) within sixty (60) days after receipt of written notice from Cytori of Cytori’s desire to bring suit for such infringement(s) in its own name and on its own behalf, then Cytori may, at its own expense, bring such suit or take any other action as Cytori may, in its sole discretion, deem appropriate In the event that NewCo does not have any right to institute such suit due to any legal restrictions,  then, if requested by NewCo, Cytori agrees to institute such suit.

2.6.5                        Settlements. NewCo shall not settle with an infringing third party in connection with any suit initiated pursuant to Section 2.6.2 without the prior written consent of Cytori. Cytori shall not settle with an infringing third party in connection with any suit initiated pursuant to Section 2.6.2 without the prior written consent of NewCo, if such settlement would affect NewCo’s license rights under this Agreement.

3.                                      COMMERCIAL AGREEMENT

3.1                                 Commericial Term. The term of the commercial agreement between the Parties set forth in this Section 3 (“Commercial Term”) shall commence on the Effective Date and shall continue in full force and effect, unless terminated by mutual agreement of the Parties.

3.2                                 Exclusive Sales Arrangement. NewCo agrees to exclusively sell (whether directly or indirectly) to Cytori, and Cytori agrees to purchase from NewCo, the Licensed Product(s), at a price that is determined in accordance with Section 3.3. NewCo’s sale of Licensed Product(s) to Cytori, and Cytori’s purchase of Licensed Product(s), shall be in accordance with all of the terms and conditions set forth in this Section 3 and the Orders submitted by Cytori and accepted by NewCo, as further described in Section 3.4 of this Agreement.

3.3                                 Prices and Payment Terms.

3.3.1                        Product Price. The transfer price for the Licensed Product(s) shall be    ***

***
***.

3.3.2                        Invoicing and Payment Procedure. NewCo shall invoice Cytori concurrently with its delivery of the Licensed Product(s) ordered by Cytori. Cytori shall pay for the Licensed Product(s) delivered in accordance with each Order within a maximum of forty-five (45) calendar days (with the final term of payment to be agreed later) from the date that Cytori receives the corresponding invoice issued by NewCo. Invoices issued by NewCo shall reference the relevant Order number, and indicate (a) applicable tax (if any), (b) quantities of Licensed Product(s) shipped by NewCo, and (c) date of shipment of the Licensed Product(s) to Cytori or its designee.

3.3.3                        Late Payment. If any payment amount under any invoice issued by NewCo pursuant to Section 3.3.2 becomes overdue, Cytori shall pay to NewCo, upon written demand from NewCo, interest on the unpaid, overdue, balance at the lesser of (a) the maximum rate permitted by law, and (b) ten percent (10%) per annum on the outstanding, balance. To the extent that any payment of Cytori is overdue, payments received by NewCo from Cytori shall first be applied to any such accrued but unpaid overdue amount.

*** Material has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

3.4                                 Order and Forecast.

3.4.1                        Orders. The purchase and sale of the Licensed Product(s) hereunder shall be made by written or electronic purchase order issued by Cytori to NewCo, for purchase of Licensed Product(s) by Cytori from NewCo (“Order(s)”). Cytori shall, on or before the first Business Day of each month during the Commercial Term, place an Order for Licensed Product(s) in amounts for such month that are in accordance with the applicable Forecast(s) previously submitted by Cytori in accordance with this Section 3.4. The Delivery Date specified in an Order shall be no later than the last day of the month immediately following the month in which each relevant Order is placed by Cytori. Each Order will include: (a) a reference to this Agreement and Section, (b) Order quantities, (c) specifications and/or type/model number of the Licensed Product(s) ordered; (d) each Licensed Product unit price and the total price for all Licensed Product(s) in the Order, (e) shipping instructions, (f) requested Delivery Date in accordance with this Section 3.4.1 (including Delivery Dates for partial shipments of ordered Licensed Product(s) on different dates); and (g) shipping and billing address. In the event of any conflict between or among the terms and conditions of this Agreement and the terms and conditions specified in a Order (including Order acknowledgement by NewCo), such provisions shall be construed in a mutually consistent manner or, if such construction is not reasonably possible, the provisions of this Agreement shall govern and prevail.

3.4.2                        Order Acknowledgment. NewCo shall confirm its receipt of an Order electronically or by facsimile to Cytori within five (5) Business Days of NewCo’s receipt of each such Order, stating the applicable Product purchase price and expected Delivery Date. For any Orders that exceed one hundred twenty-five percent (125%) of the applicable Forecast in quantity, NewCo may reject such Orders to the extent such Order exceeds 125% of the applicable Forecast. NewCo shall specifically acknowledge or reject any Order that exceeds 125% of the Forecast within five (5) Business Days from the date on which NewCo receives such Order.

3.4.3                        Order Address. All Orders shall be sent to the following address:

Olympus-Cytori, Inc.

3020 Callan Road

San Diego, CA 92121, U.S.A.

[Facsimile Number]

[e-mail address]

3.4.4                        Order Changes. Once submitted, Orders may not be withdrawn, revoked or altered in any way by Cytori without NewCo’s prior written consent. Furthermore, except as specifically provided herein or otherwise agreed by NewCo and Cytori, Orders accepted by NewCo may not be withdrawn, revoked, altered or cancelled.

3.4.5                        Partially Binding Forecast. Once NewCo is ready to deliver Final Products (as such term is defined in the License/ Joint Development Agreement) to Cytori, on the [15th ] day of every calendar month during the Term (or, if such day is not a Business Day, then on the immediately following Business Day), CYTORI shall submit to NEWCO a six (6) month rolling, partially binding forecast (each a “Forecast”) of the quantities of each Product anticipated to be purchased during the upcoming six (6) calendar month period (the “Forecast Period”). Each Forecast, and the quantities forecasted for purchase during the Forecast Period covered thereby, shall be partially binding upon CYTORI and NEWCO as follows:

Month after delivery of	***

*** Material has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

Forecast by CYTORI

Month 1:	***
Month 2:	***
Month 3: ***	***
Month 4: ***	***
Month 5:	***
Month 6:	***

3.4.6                        Manufacturing Capacity. The Parties agree and acknowledge that NewCo cannot manufacture, or procure the manufacture of, Licensed Product(s) beyond the levels specified in Schedule 3.4.6 (as amended from time to time) during any given calendar quarter. Accordingly, it is further agreed and acknowledged by the Parties that any Forecasts submitted that are in excess of the stated production capacities will not be binding on any of the Parties to the extent that the forecasted quantity exceeds such capacity.

3.4.7                        Non-Binding Minimum Purchase Forecast. The following quantities of the Products per year is a good faith estimate on which Cytori shall endeavor to purchase from NewCo up to the eighth (8th) anniversary from the year when the Product is ready for sale under the Joint Development Agreement, provided that both parties recognize that such estimate shall be non-binding :

	Year 1	Year 2	Year 3	Year 4
***	***	***	***	***
***	***	***	***	***

	Year 5	Year 6	Year 7	Year 8
***	***	***	***	***
***	***	***	***	***

3.4.8                        Marketing Obligations of Cytori. Beginning when the Licensed Product is ready for sale in accordance with the terms of the Joint Development Agreement Cytori shall at all times use commercially reasonable efforts to market Licensed Products, provided that in the event of a Change of Control of Cytori, Cytori, its successors and assigns shall at all times be required to utilize its best efforts to market the Licensed Products supplied hereunder.

3.5                                 Inventory Management and Shipment of Products.

3.5.1                        Shipment. Unless otherwise specifically agreed between the Parties in writing, NewCo shall, at its own expense, procure from contract manufacturer(s), if any, shipment and delivery of Licensed Product(s) ex works (Japan, manufacturing subcontractor facilities, as interpreted in accordance with INCOTERMS 2000).

3.5.2                        Title and Risk of Loss. Risk of loss and title to any Licensed Product(s) purchased by Cytori pursuant to this Agreement shall pass from NewCo to Cytori FOB shipping point.

3.5.3                        Notice of Inability to Deliver Licensed Product(s). NewCo shall provide Cytori with immediate written notice if NewCo becomes aware that it will not be able to deliver the relevant Licensed Product(s) on or within three (3) days prior to the relevant Delivery Date specified in an accepted Order, or if NewCo becomes aware that only a portion of the relevant Licensed Product(s) can be delivered on or within three (3) days prior to the relevant Delivery Date specified in an accepted Order. Upon receipt by Cytori of such notice from NewCo, Cytori shall instruct NewCo to either (a) deliver such deliverable portion of the Licensed Product(s) in accordance with this Agreement and relevant Order, or (b) reschedule shipment of all or a portion of such Licensed Product(s). If NewCo delivers a portion of the Licensed Product(s) ordered under a certain Order pursuant to Cytori’s instructions issued by Cytori pursuant to item (a) of this Section 3.5.3, NewCo shall, at NewCo’s sole cost and expense (including air transportation) and upon becoming able to complete such Order, promptly deliver all remaining undelivered Licensed Product(s) specified in such partially performed Order by air transportation, or such other means of transportation directed by and/or reasonably acceptable to Cytori.

3.5.4                        Inventory of Cytori. Cytori shall maintain a sufficient amount of Licensed Product(s) inventory to meet its reasonably expected market demand for thirty (30) days.

3.6                                 Product Warranties.

3.6.1.                     Product Warranties. NewCo warrants to Cytori for a period that is the lesser of: (a) twenty-three (23) months from the Delivery Date of the relevant Licensed Product(s) by NewCo to Cytori; or (b) twelve (12) months from the date of installation of such Licensed Product(s) by Cytori or its designee to the end-user or customer, (the applicable period referred to herein as the “Warranty Period”), that any such Licensed Product(s) sold by NewCo to Cytori hereunder shall:

(i)                                     operate in a manner that meets the relevant Licensed Product(s) specifications to be mutually agreed by the Parties; and

(ii)                                  be free from defects, for reason(s) attributable to NewCo, in material, design and workmanship.

3.6.2                        Warranty Obligations. During the Warranty Period, and subject to NewCo’s confirmation and acceptance of any warranty claim asserted by Cytori in connection with this Section 3.6, NewCo shall, at its sole cost and expense, and in NewCo’s sole discretion, either repair or replace any such non-conforming or malfunctioning Licensed Product(s) within a reasonable period of time (as mutually agreed by the Parties). NewCo’s warranty obligations under this Section 3.6 shall not apply to: (a) malfunctions or damages caused by any Force Majeure Event; (b) malfunctions that are the result of improper storage, installation, use, maintenance or repair by Cytori, its agents, distributors or customers; (c) malfunctions caused by improper operation of the Licensed Product(s), or use of the Licensed Product(s) with any equipment, software, hardware, or device not authorized by NewCo; and (d) malfunctions or damages caused by the defects or failure of non- Licensed Product equipment, parts or service supplied by Cytori.

3.6.3                        Disclaimer of Warranty. EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 3.6, NEWCO DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND THOSE ARISING FROM A COURSE OF DEALING. NEWCO DOES NOT WARRANT THAT ALL DEFICIENCIES, ERRORS, DEFECTS OR NON-CONFORMITIES OF THE LICENSED PRODUCT(S) OR PARTS OR COMPONENTS THEREOF (WHETHER DIRECTLY OR INDIRECTLY) SUPPLIED BY NEWCO CAN BE CORRECTED.

3.7                                 Obsolescence.

3.7.1                        Discontinuance by NewCo. NewCo agrees and acknowledges that it has an obligation to manufacture, supply and support the Licensed Product(s) without interruption during the Commercial Term. If NewCo wishes to discontinue the manufacture and supply of any particular Licensed Product(s) during the Commercial Term, NewCo shall provide written notice of such desire to Cytori not less than twelve (12) months in advance of the last date such Licensed Product(s) can be ordered. Upon Cytori’s receipt of any such discontinuance notice by NewCo, NewCo shall provide Cytori with the appropriate designation for a suitable replacement Licensed Product(s), unless the Parties have mutually agreed to no longer sell such discontinued Licensed Product type. Provided that support for discontinued products shall not be required for more than seven years from the date of discontinuance.

3.7.2                        Final Order. Prior to the effective date of the (a) the expiration or sooner termination of this Agreement, or (b) discontinuance of any Licensed Product(s) by NewCo under Section 3.7.1, Cytori may make, and NewCo agrees to accept, a final Order for the relevant Licensed Product(s) to be paid for and shipped during a period commencing on the date of any such expiration, sooner termination or discontinuance, and ending on the date that is six (6) months after such date of any such expiration, sooner termination or discontinuance.

3.8                                 Marketing, Licensing and Insurance.

3.8.1                        Marketing Authority. Cytori retains the sole and exclusive right and authority to market the Licensed Product(s) worldwide, to the extent it deems appropriate, in its discretion. Upon NewCo’s reasonable request, Cytori, when reasonably practicable, shall allow NewCo’s personnel to participate in Cytori’s general marketing research activities in relation to the Licensed Product(s).

3.8.2.                     No Rights In Marks. Unless otherwise agreed by the Parties in writing, nothing in this Agreement shall be construed to grant either Party any rights in any Trademarks of the other Party. Notwithstanding the immediately preceding sentence, Cytori hereby authorizes NewCo, only for the purposes of labeling the Licensed Product(s), to use the Licensed Product(s)-related Trademark(s) of Cytori, and NewCo hereby authorizes Cytori, only for the purposes of labeling and selling the Licensed Product(s), to use the Licensed Product-related Trademark(s) of Olympus-Cytori (subject to approval by Olympus). For the avoidance of doubt, NewCo is not granted any right or authority to use Trademarks of Cytori for any other use, unless otherwise expressly authorized by Cytori in writing.

3.8.3                        Documentation. Responsibility for the preparation of any necessary manuals for the Licensed Products shall be as mutually agreed prior to commercialization.

3.8.4                        Insurance. Each Party will, at its sole discretion, maintain adequate commercial general liability insurance and product liability insurance, in amounts which are reasonable and customary. Subject to reasonable insurance policy limitations and exclusions, such product liability insurance of each Party shall insure against all liability arising out of the use, manufacture (including packaging and delivery), sale, offer for sale, importation, distribution, marketing and promotion of the Licensed Product(s) throughout the world.

3.9                                 Country of Manufacture.

3.9.1                        Country of Origin Certification. Upon Cytori’s request, NewCo shall provide Cytori with an appropriate certification stating the country of origin for Licensed Product(s), sufficient to satisfy the requirements of the customs authorities of the country of receipt and any applicable export licensing regulations, including those of the United States.

3.9.2                        Country of Origin Marking. NewCo will mark each Licensed Product(s) (or the Licensed Product container, if there is no room on the Licensed Product), with the country of origin. NewCo will, in so marking Licensed Product(s), comply with the requirements of the customs authorities of the country of receipt.

3.9.3                        Customs Authorities; Export Regulations. Cytori shall notify NewCo of any requirement from applicable customs authorities, and NewCo will comply in a timely manner with such requirements. Upon Cytori’s reasonable request, NewCo shall assist Cytori with certification stating the country of origin to satisfy the requirements of: (a) the customs authorities of the country of receipt and the countries of Cytori’s distribution operations; and (b) any applicable export licensing regulations, including those of the United States.

3.9.4                        Costs and Expenses. NewCo will solely bear its costs incurred in connection with Sections 3.9.1, 3.9.2 and 3.9.3. In the event of significant changes in cost as a consequence of modification of law, rule, regulation and/or governmental order, such cost may be allocated between NewCo and Cytori, if such allocation is fair and reasonable, and if the Parties mutually agree to such allocation. The Parties will negotiate any such allocation in good faith.

3.10                           Force Majeure Events.

3.10.1                  Force Majeure. To the extent that either Party to this Agreement is temporarily unable to perform its obligations hereunder, in whole or in part, due to causes beyond such Party’s reasonable control, including, but not limited to, acts of God, acts of war, acts of terrorism, civil disturbance, governmental action, strikes, fire, flood, typhoon, peril or accident at sea, inability to secure materials and transportation or facilities, walkouts or lock-outs or other labor disputes beyond the reasonable control of such Party (each, a “Force Majeure Event”), the time for performing such Party’s obligations will be extended until such time (a) as the Force Majeure Event has been resolved or otherwise mitigated or eliminated, or (b) as mutually agreed by the Parties, and in case of either (a) or (b), so as not to materially impede or prevent performance of such Party’s obligations; provided, however, that the Party claiming the benefit of this provision shall provide to the other Party prompt written notice and reasonable evidence of the occurrence of such Force Majeure Event, and shall cooperate with the other Party in taking all such commercially reasonable actions as may be necessary or appropriate to mitigate, avoid or lessen the adverse effects of such Force Majeure Event, as it may relate to the performance of each Party’s respective obligations hereunder. In no event shall a Party’s inability to pay any sums due hereunder or otherwise perform any of its financial obligations hereunder be independently deemed to be a Force Majeure Event. Until such Force Majeure Event is so resolved, mitigated or eliminated, or until expiration of the time period mutually agreed by the Parties, the Party so unable to perform its obligations shall not be deemed to be in default under or in breach of this Agreement; further provided that the Parties shall in any event be required to perform all other obligations hereunder which are reasonably capable of being performed during the continuance of such Force Majeure Event. In the event that the Parties do not agree upon the occurrence of a Force Majeure Event, then the matter shall be submitted to arbitration pursuant to the provisions of Section 4.3 hereof. Subject to the foregoing, a Force Majeure Event may include (a) the occurrence of any pandemic, epidemic or prevalent disease or illness with an actual or probable threat to human life, including, without limitation, atypical pneumonia or Severe Acute Respiratory Syndrome (SARS), or avian influenza, or (b) adherence to any travel restriction, warning or advisory issued in relation thereto by the Government of Japan, the World Health Organization (WHO) or the U.S. Centers for Disease Control (CDC), or (c) any quarantine or similar measure taken in relation thereto by any governmental authority to prevent the spread of any communicable disease, or (d) any unavailability of any resources or services resulting directly from any of the foregoing, or (e) impossibility to deliver Licensed Product(s) due to export/import restriction derived from a governmental regulation that would make the export/import act illegal. In the event that a Force Majeure Event continues for three (3) months or longer, either Party may terminate and cancel any and all outstanding Orders, regardless as to whether accepted by NewCo, by written notice to the other Party. In the event that a Force Majeure Event continues for six (6) months or longer, either Party may terminate this Agreement without any liability to the other Party that solely arises from such early termination. In addition to the above, NewCo and Cytori will, within a reasonable period of time after the Effective Date, discuss the manner in which NewCo may be able to establish and implement a business recovery plan that describes strategies for response to and recovery from a broad spectrum of potential natural and man-made disasters.

3.11                           RESERVED.

3.11.1 RESERVED.

3.11.2 RESERVED.

3.11.3 RESERVED.

3.11.4                  Accrued Liabilities. The expiration or sooner termination of Section 3 of this Agreement for any cause shall not release any Party hereto from any liability which, at the time of such expiration or termination, has already accrued against such Party (or which thereafter may accrue against such Party in respect of any act or omission occurring prior to such expiration or termination), nor shall any such expiration or termination of this Agreement affect in any way the survival of any right, duty or obligation of any Party hereto which is expressly stated elsewhere in this Agreement to survive expiration or earlier termination hereof.

3.11.5                  Return of Confidential Information. The capitalized terms used in this Section 3.11.5 are defined in the Three-Way NDA. Upon expiration or sooner termination of Section 3 of this Agreement and the Commercial Term, the Receiving Party shall immediately cease all use of the Disclosing Party’s Confidential Information and shall, in accordance with Disclosing Party’s reasonable written instructions, promptly return to Disclosing Party or destroy all Confidential Information of the Disclosing Party, including, without limitation, all copies (in electronic form or otherwise) in Receiving Party’s possession and any notes or memoranda that contain Confidential Information of the Disclosing Party. The Receiving Party shall certify in a writing signed by an officer or director of the Receiving Party that all such Disclosing Party Confidential Information has been returned, deleted or destroyed.

3.12                           Limitation of Liability.

 TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY NATURE (INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFIT OR REVENUES, LOSS OF USE OF THE PRODUCTS OR ANY ASSOCIATED EQUIPMENT, COST OF CAPITAL, COST OF SUBSTITUTE PRODUCTS, FACILITIES OR SERVICE, DOWNTIME, PERSONAL PROFITS, BUSINESS INTERRUPTION, OR ANY OTHER PECUNIARY LOSS) ARISING OUT OF OR IN ANY WAY RELATED TO THE PARTIES’ PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN WARNED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED OTHERWISE IN THIS AGREEMENT, ALL REMEDIES PROVIDED FOR HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RIGHT TO TERMINATE THIS AGREEMENT AND ALL OF THE REMEDIES PROVIDED BY LAW (AND NOT EXCLUDED PURSUANT TO THE FOREGOING SENTENCE), SHALL BE DEEMED CUMULATIVE AND NON EXCLUSIVE.

4.                                      MISCELLANEOUS PROVISIONS

4.1                                 Export Regulations. Each Party shall be responsible for observing and abiding by any and all export control laws and regulations (including, without limitation, any and all costs associated therewith) applicable to the Cytori IP and/or Licensed Product(s).

4.2                                 Governing Law. This Agreement shall be governed in all respects by the laws of New York without regard to provisions regarding choice of laws.

4.3                                 Dispute Resolution. All disputes arising out of or in connection with this Agreement, or any relationship created by or in accordance with this Agreement, shall be finally settled under the Rules of the American Arbitration Association (the “Rules”) by three arbitrators. Judgment on the award rendered by the panel of arbitrators shall be binding upon the Parties and may be entered in any court having jurisdiction thereof. NewCo shall nominate one arbitrator and Cytori shall nominate one arbitrator. The arbitrators so nominated by NewCo and Cytori, respectively, shall jointly nominate the third arbitrator within fifteen (15) days following the confirmation of arbitrators nominated by NewCo and Cytori. If the arbitrators nominated by NewCo and Cytori cannot agree on the third arbitrator, then such third arbitrator shall be selected as provided in the Rules. The place of the arbitration and all hearings and meetings shall be Singapore, , unless the Parties to the arbitration otherwise agree. The arbitrators may order pre-hearing production or exchange of documentary evidence, and may require written submissions from the relevant Parties hereto, but may not otherwise order pre-hearing depositions or discovery. The arbitrators shall apply the laws of New York as set forth in Section 4.2; provided, however, that the Federal Arbitration Act shall govern. The language of the arbitral proceedings shall be English. The arbitrators shall not issue any award, grant any relief or take any action that is prohibited by or inconsistent with the provisions of this Agreement.

No arbitration pursuant to this Section 4.3 shall be commenced until the Party intending to request arbitration has first given thirty (30) days written notice of its intent to the other Party, and has offered to meet and confer with one or more responsible executives of such other Party in an effort to resolve the dispute(s) described in detail in such written notice. If one or more responsible executives of the other Party agree, within thirty (30) days after receipt of such written notice, to meet and confer with the requesting Party, then no arbitration shall be commenced until the Parties have met and conferred in an effort to resolve the dispute(s), or until sixty (60) days has elapsed from the date such written notice has been given.

4.4                                 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto whose rights or obligations hereunder are affected by such amendments. Neither this Agreement nor any right, license, privilege or obligation provided herein may be assigned or transferred by either Party without the other Party’s prior written consent, and any such assignment or transfer shall constitute a Change of Control (of Cytori).

4.5                                 Entire Agreement. This Agreement and the attachments, schedules and exhibits hereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the Parties with regard to the subject matter hereof and thereof, and supersedes, cancels and annuls in its entirety any and all prior or contemporaneous agreements and understandings, express or implied, oral or written among them with respect thereto. No alteration, modification, interruption or amendment of this Agreement shall be binding upon the Parties unless in writing designated as an amendment hereto, and executed with equal formality by each of the Parties.

4.6                                 Notices. Except as otherwise expressly provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given (a) when hand delivered to the other Party; (b) when received, if sent by facsimile at the address and number set forth below, with a written confirmation copy of such facsimile sent the next business day in accordance with (c) below; (c) the second business day after deposit with a national overnight delivery service, postage prepaid, addressed to the other Party as set forth below, provided that the sending Party receives a confirmation of delivery from the delivery service provider; or (d) if earlier, when actually received.

To Cytori:	To NewCo:

3020 Callan Road, San Diego, CA 92121, U.S.A.	2-3 Kuboyama-cho,
Hachioji-shi, Tokyo, 192-8512, Japan
Attn: Christopher J. Calhoun
Fax: 858-458-0995	Attn: Masaaki Terada
Fax: +81-426-91-7350

A Party may change or supplement its address set forth above, or may designate additional addresses, for purposes of this Section 4.6, by giving the other Party written notice of the new address in the manner set forth above.

4.7                                 Amendments and Waivers. No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the Party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

4.8                                 Cumulative Remedies. Unless expressly so stated in this Agreement in respect of any particular right or remedy, the rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

4.9                                 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

4.10                       Relationship of Parties. This Agreement shall not be deemed to constitute either Party, the agent, the partner, the licensee, the affiliate or the representative of the other Party, and neither Party shall represent to any third party that it has any such relationship or right of representation.

4.11                       Press Release. No public announcements or press releases shall be issued by either Party regarding this Agreement or any of the activities engaged in by the Parties or NewCo pursuant to this Agreement without the prior written approval of the other Party; provided, however, that either Party shall have the right to make such public disclosure as may be necessary or appropriate to comply with applicable securities or other laws.

4.12                       Counterparts. This Agreement may be executed by facsimile signature in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

4.13                       Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this License/ Commercial Agreement as of the Effective Date.

CYTORI THERAPEUTICS, INC	OLYMPUS-CYTORI, INC.

By:	/s/ Christopher J. Calhoun	By:	/s/ Masaaki Terada

Title: CEO		Title: CEO

Date: November 4, 2005		Date: November 4, 2005

LIST OF SCHEDULES

Schedule 1A:	Description of Cytori IP (Section 1 (Definitions))
Schedule 2.2.1:	List of Documents Relating to Cytori IP (Section 2.2 (Disclosure of Cytori IP))
Schedule 2.2:	Description of Training (Section 2.2 (Disclosure of Cytori IP))
Schedule 3.4.6	NewCo’s Manufacturing Capacity (Section 3.4 (Order and Forecast))